Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2012, with respect to the consolidated financial statements of Integrity Applications, Inc. contained in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-176415) to be filed on September 28, 2012 and the Prospectus contained therein.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”

/S/ FAHN KANNE & CO. GRANT THORNTON ISRAEL
Certified Public Accountants (Isr.)

Tel-Aviv, September 28, 2012

Certified Public Accountants
Fahn Kanne & Co. Is the Israeli member firm of Grant Thornton International Ltd.